Exhibit 99.2

Tidewater

September 18, 2013

11:15 PM Central Time

Operator:	Good morning; good afternoon.

We are pleased to start the oil-service and drilling portion of our presentation today, with Tidewater.

Speaking today is Joe Bennett, Executive Vice President and Chief Investor Relations Officer, and I think Joe certainly has a number of positive things to highlight in the boat business, and with that, I’ll turn it over to Joe.

Joe Bennett:	Thank you, Angie. I want to thank UBS for inviting us here, today. As I look through the lineup of who’s going to be here for the next few days, I see we’re the only OSV company. So I’m representing our whole industry up here, and I’m happy to do it. It’s a good time to be talking about our industry, what it’s going through.

As we were just talking right before I came up here, the boat side of the business seems to — over the years — be either really, really good or really, really bad. Since I’ve been at Tidewater for 23 years, I can attest to that. I think this is a good time, and I’ll explain why, as we walk through this presentation.

Different than the preceding speaker, who gave the forward-looking disclaimer at the end of his presentation, I’ll get it out of the way first off, and make our attorneys very happy. So you know what all that means.

As I go through this presentation, there are a few key takeaways that we have been covering with the investment community. And some of these are very logical and simple, and I’ll cover these as we look at some slides throughout this presentation.

A focus on safety — compliance and operating excellence. Well, who wouldn’t stand up here and tell you that their company is emphasizing that?

For those that don’t understand or know the Tidewater story, we started the offshore boat business back out of New Orleans with Doc Laborde and John Laborde in the mid-1950s, and have been around for a long time — still based out of New Orleans. And for all that time, I would say all of these especially three things were very, very important. Safety, compliance and operating excellence.

With a company like ours that now operates in over 60 countries around the world, and primarily internationally, our Gulf of Mexico presence is very small compared to what it used to be.

Things like safety and compliance, specifically, have risen up the priority list. Customers expect that out of us. The countries in which we operate expect us to be compliant.

And we go through long lengths to make sure that we are in compliance with all the local laws and US laws, et cetera. And that’s easy to say; it is not easy to do.

You can imagine operating in many of the countries around the world these days, we do our share of work in undeveloped countries. And these are countries that oftentimes make up their own laws as they go along. And we get a lot of local expertise in legal, accounting and all these areas, to make sure that we are in compliance with local rules and regulations and it still can get you in trouble. So I tell people these are three things that we work on every single day. And everyone works on them.

You never check the list and say, “Well, we can say we had a great safety year last year.” Well, that was last year, and it’s time to move on. So every single day, we have a large set of challenges in each of these areas.

Secondly, just from a broad industry standpoint, it is a very constructive backdrop for the OSV industry. What drives our business? You’ll see in a minute.

E&P Spending certainly does. And more important, and very specific to the boat side of the business, is the rig side. How many working offshore rigs? We don’t care what’s going on onshore, but the offshore rig count. Whether it be deep-water or shallow-water, it’s very, very important. And you’ll see a slide in a second that addresses that.

We have a history over 50-something years. I looked back not too long ago. In 56 years of existence, we’ve had six years — and it was in the mid-1980s — I don’t see too many people that probably were working back in the mid-1980s. But it was during those years. Six years where we recorded net losses, and that’s it.

In a business that is as volatile as ours is, there’s something to be said for that. So a history of good earnings growth; solid returns.

Our scale and scope of operations, you’ll see a map. You’ll see how spread we are around the globe. Different than every one of our competitors.

And we have the world’s largest and newest OSV fleet in our industry. We started this about 13 years ago in the year 2000, when Dean Taylor, our prior CEO, took over the company. He was handed the keys to our company with about 500 old, or aging, vessels.

And we were criticized for having not built boats for the better part of 20 years, so we were staring at a fleet that was averaging about 20 years old. And everyone else, or at least some of the major players, had started building; had started in the deep-water activity, and we lagged a little behind. But we caught up very, very quickly.

So we have concentrated over the last 13 years, and we feel like we’re in the homestretch of a major spending program to upgrade our fleet, to address deep-water, shallow-water, and now to have a new fleet to take us forward in the future.

And still, having spent about $4 billion over that 13-year period, still have a strong balance sheet that allows us to take advantage of opportunities that exist. People that follow Tidewater may have seen in the last quarter, we announced an acquisition of a North Sea based company — an Oslo-based company. Troms Offshore. Which provides Tidewater really for the first time, a cold-water exposure. Not only in Norway, but in Greenland — in Alaska — in Canada. Places like that, which we see the Arctic in its entirety as being a real frontier that should take off over the next several years. So we’re excited to be exposed to that.

Again, folks that have followed Tidewater know that safety — you can’t get too far into a presentation without covering safety. Without having our infamous snake slide.

This is a depiction that we use around the globe. We hire 90 nationalities of people all over the world, many of which don’t speak our language. So we have communication issues that we deal with every day. And in trying to communicate safe operations, Dean Taylor actually came up with this thought of holding the head of a snake is like operating safely around the world.

You let go of the snake and something bad is going to happen. And it’s a challenge 24/7 for us. We operate 270-plus ships around the world, and there are many, many challenges.

Last year our record was, we had no lost-time accidents during the year. 35-million-plus man-hours, and zero accidents whereby someone couldn’t report to work the next day. That’s a real accomplishment, and only twice in our company’s history have we gone a full fiscal year. Unfortunately, we led off this year with two LTAs, but the people are fine and have recovered and are back to work. But it’s a challenge, each and every day.

We show here our total recordable incident rate. And I would dare any other company to show and share these stats that are on our website. And again, we ask that others do the same, to show what their total recordable incident rate is. This is very, very important first off to us, and to our employee base. But it’s very important and is expected by the customer base.

We understand we work in a commodity business. Supplying a boat and a good experienced crew to our customers is something that is pretty plain to do.

And people — there are no barriers to entry into our business other than the experience level that comes with it, and the sheer size that comes with an operation like Tidewater.

Things like safety can help break ties in tendering and so forth. So it’s very important. This is a slide that compares us to some companies — some of which are customers, and very good customers of ours — where we, on the boat side with a moving platform, perform better than does Dow, Chevron, Exxon Mobil. And we’re very proud of that.

So, going to the drivers of our business. I mentioned earlier, the rig count is simply

— if you want to follow one barometer of our business — follow the working-rig count. And it’s very important, depending on whom you may be following in the OSV space, as to whether they’re exposed to certain geographies or to deep-water versus shallow-water or both.

We’re one that is across the globe, and we’re one that is very, very associated with both the shallow-water and deep-water. But what this shows you over a period of nine years is that the floater market — the deep-water market — has done nothing but, even through the financial crisis, the dip back in 2009 and 2010 and 2011 — that the floater-market just kept getting better. And we see that continuing to happen.

The jackup market, just like the land market, was the one that got hit hard back in 2008. So you see the prior peak was in the summer of 2008, right before the financial crisis and meltdowns and global recessions, et cetera.

But what you do see here is in the last year or so, both the jackup and the floater market has improved nicely. So what does that mean for us on the boat side?

I take that same data and put it in three data points, just to give you a rough look at what we were experiencing at any point in time. The working-rig count, the rigs under construction, the global boat count per ODS Petrodata. The boats under construction. And then the last line, which is very important. The boat-to-rig ratio. A simple calculation of global population of OSVs, working or not, divided by the working-rig count.

When that number on that bottom line is 4 or less, then the boat side of the business is very good. That means that utilization is strong. Day rates are improving or have already improved.

July of 2008, that 3-year period ended then, was the best time in the company’s history. Financially and operationally.

And you see that boat-to-rig ratio far less than the number 4. You also see what it was at the trough. It was approaching 5. Where are we today? Just over 4.

And actually, if you split up the rig-count and the boat-count, there are different things happening in shallow-water and deep-water. Deep-water has well hit its ratio, and therefore, day rates have already started moving. Utilization is full, no matter where you may be talking about around the world in the deep-water provinces of the world.

The shallow-water is close. And I’ll cover that more in detail in a minute.

So we go through this kind of “what-if” scenario, without regard to timing in the future. But if you say that the working-rig count today is 713, and there’s 222 rigs under construction, which is pretty equally split — it’s a little biased to jackups, actually, at about 115 or so jackups under construction; the rest floaters.

We believe that the floater count will continue to, as delivered, be incremental. We’ll see that prior-slide’s line continue to grow, we believe.

On the shallow-water side, certainly there’s a number of older jackups. So we’re not sure what will be incremental. But certainly if you look back over the past 6, 9, 12 months, in what some of the drillers may be talking about today or tomorrow or Friday at this conference, we believe that a good number of jackups will be incremental, also.

So if you take a conservative view, and we think this is very conservative, and just say — Look. There’s a very few number, like 50 or so of the 222, are incremental. I think the number will be far greater than that, but let’s just go down that avenue.

And that the boat count actually comes down to 2725. Now, people need to understand how that happens. Of the 3,000 boats that are in the worldwide population, 750 of those are old. They’re 25-years-old or older.

We believe of the 750, probably 300 to 400 are already stacked, and will not come out and work again. Customers don’t want 30-plus-year-old boats.

So what I’m doing in this 2725 is kind of removing about 80 to 90% of those old 750 boats. I think eventually it’ll be all of them that will go away. And adding the 436 that are under construction.

That then equates to a 3.5-boat-to-rig ratio. So, the reason I think the topline of 770 is very conservative. You can do whatever calculation you want, almost, with the boat side of that population, and you will get to a number that is below 4.

This is the global fleet. This is the 3,000 vessels and when they were built. So everything to the left of the dotted line is 25-years-old or older. Those are the 750 boats that I really think will go away.

Just to the right of the dotted line, you see very little building being done. Because basically, coming out of the 1980s — the 1990s were an okay period of time — but not many people were building. And then everyone, not just Tidewater, but everyone really started building in the year 2000 to date. And it really peaked in about 2008; 2009. Again, we were all enjoying plenty of success.

And the trough in the business helped reduce the number of boat deliveries and boat construction, to where you see it here today. So that’s globally.

This is just Tidewater and our own fleet. So you see very few numbers of boats that are left, in fact. The numbers are, we have 239 new vessels, whose average age is six years old. That’s our fleet that’s going to take us forward — plus some more that are under construction.

We’re down to 32 old boats in our own fleet. Tidewater’s fleet. Average age, 27 years. Those 32 will be gone in the next year or two.

So we’re left with boats that were built primarily in the year 2000, onward.

The competitive landscape in our business. If you’re not aware of it, these are just OSVs. Anchor-handling, towing-supply vessels. And PSVs.

Tidewater has 237; by far, the largest in the industry. I don’t list the names of the competitors. But there are the Bourbons and the Chouests and the Swire Pacifics and the Gulfmarks of the world that would be the next several competitors; most of which are not as global.

In fact, no one is as global as we are. Some are more geared to deep-water or shallow-water. They’re more geared to one or two geographic regions of the world.

Probably the biggest takeaway of this slide is the last column, which says there are about 400 other competitors who have an average fleet size of about five boats.

Like it or not, we’re in a very fragmented business. And we deal with a lot of mom-and-pops around the world, and it’s always been that way and probably will continue to be that way.

So, questions that we have similar to the drilling side of the business on consolidation, we point to this slide. And I tell people we could acquire the next 5-largest competitors here, and our global market share would be about 25%.

So the opportunities for consolidation are there. But I’m not sure that you’ll see it like you have seen it on the drilling side.

Our history of earnings. Here is a typical cycle, coming from $1 a share, where we earned about a 4% return on equity, up to just short of $8 a share, during Fiscal 2009. We’re a March year-end — Fiscal year-end. So that’s March of 2009 Year, where we earned just under 20% return on equity.

Back down during the trough, when drilling dropped. The jackup market receded. Back down to about 4% or 4.5% return on equity. Now Fiscal 2013 that just ended a few months ago, back up to about 6%. And we firmly believe, while we don’t give earnings guidance, certainly the public believes that the earnings-expansion of our business will take place.

We’re in the midst of it right now. I heard the preceding speaker say we’re in the early innings of this ball game. We think we’re in the very early innings of what should be a good ball game.

Here’s the history of our vessel-operating margins. Our revenues, both in margins and percentages and in dollars over time.

During the last peak period, we averaged about $340 million a quarter in revenue; in vessel revenue. And about $175 million in operating margin. Or just over 50%. We actually got up to about a 56% operating margin percentage in the March of 2009 quarter. Again, the best quarter in our company’s history.

And then it came down for all the reasons we’ve talked about already. Now it’s starting to build back up again.

As we think about kind of short-term goals that we want to achieve, a $300 million a quarter in revenue, we’ve achieved that. We’ve gone over that, over the last couple quarters.

The operating margin, we’re trying to get to of $150 million a quarter. And the operating margins that have been hovering, although improving a bit, but hovering the low-40s. The guidance that we did give on our last earnings call was that the second half of this year, those operating margins should grow back to 45%-plus.

So, mid to upper 40s in the second half of this fiscal year, and onward from there.

I’ve talked about most of these already, so I’m going to move through it quickly, and get to our map. These are our boots on the ground. This is where we have operations spread all over the world, and have for 50 years in many, many of these areas.

So let’s walk through the areas, the strength of our business is in Sub-Saharan Africa and Europe, where we have just over 50% of our fleet count. And those could be the very largest boats that we have to the smallest boats that we have, because we have a variety of different classes and types of equipment. But half of those are in that region of the world.

And a revenue match — a percentage of our revenue that closely matches that.

The Americas, driven primarily by Brazil and Mexico, and to a smaller extent, the US Gulf of Mexico, has about 20% to 25% of our fleet count.

The next group is MENA — Middle East / North Africa — which is a growing number.

This 41-vessels or 15% — if you looked at this same map three years ago, that number was in the 20s, and the percentage was below 10. This is a growing market for us. It’s driven primarily by Saudi Arabia.

We have 15 to 20 boats operating directly for Saudi Aramco these days, which we had none three years ago. So this is a growing market throughout the region.

I mentioned Saudi Aramco, but it is true in the Med, all the way over to India, for us. A growing region for customers that historically would accept older equipment. Local players are now stepping up their game and want good, solid international operators. Safe operations. New equipment. That’s a whole different approach by most of the customers in that region of the world.

Lastly, AsiaPac. About 25 boats. Frankly, if you saw that map about 3 or 4 years ago, that number would’ve been higher. Probably 40 boats back then, and a higher percentage. That’s a region of the world that was dominated with old equipment.

All of these 25 boats for us are new. We have no old boats left in that region of the world. But that is a region where most of the new builds happened. In China, Indonesia, Malaysia, India, and so forth. They are still saddled a little bit with some extra capacity in that region of the world.

Those boats are slowly but surely moving to other regions of the world. And the jackup — and that’s primarily a jackup market in that region of the world — has improved nicely. So it’s moving in the right direction in AsiaPac.

We do have some US-flag vessels that are operating internationally that have returned in some cases to the US Gulf. We have a few more that can return. The real demand is for deep-water PSVs. We have about 15 or so US-flag vessels, not all of which are deep-water PSVs that can return.

But what I tell people is, deep-water PSVs are in high demand everywhere in the world; not just in the US Gulf of Mexico. So it’s not an absolute that when a vessel finishes a contract internationally and is US-flagged, that it will return to the US. We assess those opportunities like we assess opportunities in any part of the world.

This is a new slide that I put in. We report those four distinct geographic segments. And I wanted to make sure people understood what are day rates doing over the past several years; fiscal years and currently. And utilization.

So the average day-rates you see on this slide, and especially starting right about here and to the right, have moved up and to the right. Now some of that is mix of equipment, but it is an improving environment. And it’s driven by improvement in utilization.

So for the most part, our average utilization for every segment and every type of boat is somewhere between 80% and 90%. Anytime you see it like this last quarter, where we dipped in a couple of regions, those were dry-dock-related. Where we had some boats off hire to do their regulatory dry-dockings, it will immediately go back up. The guidance we gave on almost every class of equipment looking forward would be about 85% utilization. So, good strong utilization — both shallow-water and deep-water.

This is our scorecard. This is what we’ve done since the Year 2000. 272 boats, of which 32 are still under construction. You’ll see it on the next slide.

Almost $5 billion worth of CapEx committed, and $4.2 billion was already paid. So as of June 30th, we still owe about $650 million on the 32 boats that are under construction.

And I show the average-cost-per-vessel, because we’re building even within these distinct classes, different sizes of boats. But as I look at these average costs that we actually paid over the last 13 years, I’m very, very comfortable that we got some good deals.

You cannot build a deep-water PSV today for $27 million. The average — and granted, it’s moved up the chain — the boats are bigger now than when we started this program. But the average 275- to 300-foot deep-water PSV is now in the $40 million to $50 million apiece — plus.

A deep-water anchor-handler at $32 million; depending on how big those are. Those today can be $60 million and $70 million construction costs. Towing-supply vessels - this is the jackup support fleet, at just short of $15 million. Those numbers would be higher, today.

And the other is some crew boats and tugs and things like that. So we’re very, very pleased with what we’ve spent on these vessels.

Again, the 32 boats that are under construction — very biased toward deep-water PSVs. Still building some jackup-support vessels. But the primary emphasis at least in the last year or so is on the deep-water side.

So what’s our balance sheet look like today? $65 million of cash. Total debt of $1.5-almost billion dollars. That’s a big number for us.

In my 23 years, Tidewater’s never had $1.5 billion or a debt-to-cap in the 35% range. We’re very, very pleased with that number.

We have been preaching for the last several years that our comfort zone was in the 25% to 35% range, and here we are. A good bit of that jump up was the acquisition that we made, which was about a $400 million acquisition of Troms Offshore in the June quarter.

So we’re comfortable with that. We would not expect that number to change a whole lot. We think that maxing out in the 35%, maybe 40% range, is top of the line for us. So we will control this financial position through our CapEx spending, and so forth, and are heading into a market where cash flows appear to be growing and should be growing.

And still have, at the end of June, a good amount of ready liquidity through lines of credit, et cetera, to continue to look at opportunities. But look at them in a little harder way, I must say, given the leverage we now have on our balance sheet.

So, three slides of our three major classes of vessels, and what they’ve done. Deep-water PSVs. This is over an extended period of time. In fact, going back to the historical high numbers in Fiscal 2009.

So back then, we had about 25 deep-water PSVs. This is only our new equipment, so this disregards those 30 old boats in any of these next three slides.

Day rates that averaged, oh, about $24,000 a day. At that time, historical high day rates. What you’ve seen since then is now and in this last quarter, we put up $28,700 of average day rates. 84% utilization.

And the number of deep-water PSVs for us has grown to 69. So a good, strong fleet. And the best part of this whole picture is, we still have of that 69-or-so boats, we still have probably 30 of those that haven’t flipped their contracts, yet. And they will do.

The average contract term on these assets, though, is usually about two years. These day rates started moving about a year and a half ago. So we still have some of this fleet that is yet to reprice. When it does that, and I’ve told people for a while now, by the time we get to our March quarter — March of 2014 quarter — I think this $28,600 will be $30,000-plus. And that the utilization will be 85%-plus percent. 85% to 90%.

This is a big market, accounting for 46% of our revenue. And that’s going to grow even more, based on the rollovers of contracts. And keep in mind on the prior slide; we have 23 more of these coming in.

These are higher-end deep-water PSVs that again will come into this good, strong environment. Some will be in the US. We’re building 5 US-flagged deep-water vessels. We have some that are cold-water related.

So from an earnings’ expansion standpoint, a good bit of earnings’ expansion would be rollover of these. What’s left to rollover, plus the new deliveries.

You go to the next group of assets, which is very minimal for us. Deep-water anchor handlers. We have 11 of those.

And you see a line that has come down, a day-rate line that has come down, quite dramatically. Some of that is mix of assets. Here, we had five, and those were our five very biggest.

These are 25,000-hp deep-water anchor handlers. Now we have 11. And you see we’ve been stuck at 11 and probably will continue to be stuck at 11.

But these, the added six, were smaller. These are 12,000- to 15,000-hp. So by its pure mix, you would have a day rate that would naturally come down. It’s been stable. Good, solid utilization. 95% or 96%. We think this will continue, because these 11 are on term contracts. So, not a big market, but a stable one.

This is a real story for us, and this is the towing-supply vessel. This is the jackup support vessels. You see day rates back in the last peak peaked at $20,000 a day.

We now have been flat for an extended period of time, at about $14,000 to $15,000. We’ve seen a little bit of an uptick lately. We’ve seen that fleet size grow from around 50 back here to over 100, here. And the day rates haven’t moved, yet. Why?

Well, the utilization for us is strong enough. It’s been 80% to 85%. The other big operator of shallow-water equipment is –Bourbon, a rather big major competitor. They’ve been reporting 85% to 90% utilization of this class of boat. This is where a lot of mom-and-pops operate this type of equipment globally.

With the jackup market continuing to escalate — and if you believe that it will continue to do so, these are on the verge. And I think that’s why you’ve seen this little uptick in day rates.

These are on the verge of moving upwards. I think the rest of the world is probably just short of 80%, and 80% utilization is kind of the magical inflection point whereby the global industry can move day rates up.

So this is a big number for us, when you start moving 100-plus vessels and move their day rate up. Can they get to $20,000 a day? I don’t know the answer to that.

But we will push, and we are already pushing these day rates up, with some success. Not enough to where we’re ready to tell everyone the traction has hit, and they’re going to take off in a big way in the next quarter or two. But it’s starting to happen.

And then lastly, our coiled spring slide. It’s starting to uncoil. The people that have seen this, we’ve used this for three or four years.

What can this new fleet do? I built this slide, and I’ll tell everyone right off, because you’ll see some big earnings per share numbers on here, this is not a prediction of earnings. This is a sensitivity analysis of what this new fleet can possibly do.

And the new fleet, first off, is where we are today with our new fleet. 240 new boats. The 32 that are under construction, and just an estimate of 20 more additional deliveries of equipment over the next few years.

So almost 300 new boats in our fleet. If we replicate the average day rate, the utilization, operating margin that we actually had in this June quarter, we would earn about $3.75 of earnings.

Just how sensitive is it? If I bump up the utilization 85%, move the day rate an arbitrary 10%, the number grows quite substantially. $7 of earnings. And again, up to 90% utilization. Another 10%.

Now is a $21,700 average day rate doable? It’s doable not just with deep-water boats going up; but that’s a pretty sure thing. We need the towing-supply vessels to move up. Not move up to their prior peaks. Probably instead of $20,000, move to about $18,000. And have the deep-water boats just do what they’re supposed to do, and add more boats into our fleet. And this is a doable number.

The kind of behind-the-scenes operating margin that we talked about before, under this $12-of-earnings scenario is about 54%. Is it pie-in-the-sky? No; we’ve done it before.

In fact, in the last peak period, these new vessels got up to 62% operating margin. So we’ll just see. But it’s interesting, just how sensitive this earnings is to day rates and utilization.

Lastly, I’ll finish on this and then answer some questions. We’ve had this slide around a long time. As we think about what is our strategy, and it hasn’t changed, we focus on creating long-term shareholder value. We’re an EVA company, so the three-pronged approach of EVA-based investments on a through-cycle basis. Don’t get excited during the uptimes. Don’t get depressed during the downtimes. These are 25- 30-year assets. Stay focused; stay disciplined on investing at the right time and in the right equipment.

Maintaining financial strength. Don’t let your balance sheet get out of place. You don’t know when the next dip is coming. None of us know that in our industry. And then, delivering results.

So we keep all of these in mind as we develop our strategies, in anything that we do.

So with that, take some questions.

Unidentified Audience Member:	You mentioned in the second half I think it was of Calendar 2013, you would get your operating margins to the 45% to 50% level from a roughly 40%. What’s driving that?

Joe Bennett:	Couple of things. The improving day rates. The rollovers of contracts. The new deliveries. And specifically, what I said, was the second half of this fiscal year, which would be March year-end. So the December-March quarters.

And the last part of that, which is a big deal for anyone who follows us. For the last couple of quarters, we’ve had an accelerated higher-than-average level of dry-dockings. Again, for people that follow our business, we are regulated that we have to, in order to insure our vessels, to do two dry-dockings in every five-year period.

We have had a rash of dry-dockings of bigger boats over the last quarter or two. We see that coming to an end from the high-level standpoint in the September quarter. So what we’ve guided to is another high-level in September, but lower than the June quarter. And then a considerable drop-off in the December and March quarters.

So the combination of lesser dry-docks or lesser cost, we expense our dry docks as incurred. So it gets hit very hard.

So,the combination of improving day rates, utilization and lesser dry-dockings is what’s driving that.

Unidentified Audience Member:	And just to follow up — the Angola JV?

Joe Bennett:	Yes. Nothing new to report. So people that have followed us for the years, we have a JV in which we operate in Angola, because that’s how the country allows us to operate there.

We have been in negotiations with our partner Sonangol, the national oil company, for three years, and we have nothing new to report other than it’s been business as usual. Angola operations and activities are growing. And our fleet size there has been, and we believe will continue to grow. So stay tuned for any formal announcements in regards to that JV.

Yes?

Unidentified Audience Member:	You mentioned that it’s hard to predict when the next dips are coming; when things are going to improve. But what factors do you look at? What factors should investors look at?

Is it global GDP? Is it trade data? What are the important new indicators?

Joe Bennett:	Well, the things that we track are E&P spending. Certainly you can even go back further, to oil prices.

And for us, while gas is big, too, but it’s nowhere near as big as oil. When you talk about the international arena, which is where we primarily operate.

So oil prices are important. Global economies are important. But E&P spending and rig-count. It’s that simple.

You saw what happened the last time. The first thing that happens in any kind of decent global recession is, land-drilling comes down. Because it’s the easiest thing to take down. Jackups happen next.

And again, the deep-water stuff just because those are primarily bigger customers and bigger long-term contracts or investments, that they just go on largely unabated.

People ask us about what oil price would start screwing up our business. I don’t know the answer to that, but I think it’s probably something sub-$70 would be my guess, these days. So we’d have quite a large cushion right now, if you want to call it that.

Unidentified Audience Member:	Can you talk a little bit more about day rates? And towing-supply vessels. You’re indicating that you’re starting to push. What market do you think you’re the tightest in today? Where do you think you could have leverage on pushing on rates in the towing-supply vessels?

And on the deep-water PSVs, do you think that rates could continue to climb from here, or do you think they’re starting to flatten out on leading edge, and that will start to decelerate?

Joe Bennett:	Yes. You know, different than earlier in our careers, where geographies made more of a difference. Early in my career, it was not uncommon to have certain geographies doing very, very well and others not.

That’s not as much the case, now. This is truly a much smaller world that we operate in. And the activity levels and the commensurate day rates on deep-water — while some of our competitors that are US-centric will make a big deal that, “Well, the US is everything right now,” and we’re doing things different in the US — we’re really not.

Brazil’s day rates are nicely improving. West Africa’s day rates are nicely improving. It is a global market.

The day rates can be influenced by local operating costs in each of the respective areas. But it is a movement upwards that’s largely irregardless of geographies, and the same would be true on shallow-water.

So as I looked back and saw what the jackup market did over the past year or two, as it improved nicely, I looked at where did those jackups go. And boy, they were nicely spread.

There was no concentration. I think it’s easy to look at the Middle East and say, “Well, they’re doing that,” and we fully expect that to continue to happen. But it’s the North Sea. It’s Southeast Asia. It’s West Africa. It’s everywhere.

So, for us that is a global player, that’s good.

I don’t think you’ll hear us probably any more say, “Well, it’s in this region that we’re seeing the best push in day rate.” I think when day rates move, they move on a global basis.

Unidentified Audience Member:	So then for the towing-supply vessels, do you think as more of those rigs come out in 2013 and 2014 that it could be as early as maybe mid-year? Maybe could you talk about say competitors? Are they disciplined in how they bid against you and Bourbon? Each competitor is a little bit different.

Joe Bennett:	Yes, it is. And truly, Bourbon is the only decent-sized shallow-water public company where we can actually see their statistics.

And it’s pretty amazing that their fleet size — shallow-water wise — is almost identical to ours. Their utilization statistics are about identical to ours, and their day rate is identical to ours.

So I think everyone in our business — different than what we’ve seen at times in the past have been rather disciplined. We’re all ready to push. What’s holding us back on the shallow-water stuff is so many smaller operators that are locals in Nigeria and in India and wherever it is in the world that haven’t gotten to that 80% utilization.

I wish I could show you a statistic that says, “Global utilization of the shallow-water boats are ‘x’.” No one has their hands on that. We rely on ODS PetroData for a lot of good research. But even their number, in regard to shallow-water, is very difficult to get to. But we think that we’re close.

Unidentified Audience Member:	And then on the deep-water PSVs, do you think that there’s a bit further to go on leading-edge rates? Or that’s starting to flatten out?

Joe Bennett:	Well, it has flattened out. We jumped almost overnight, about a year and a half ago. I mean it was incredible. Once everyone looked around and said, “Boy, there are no additional deep-water PSVs around,” day rates literally jumped by $7,000 and $10,000 a day; almost overnight, a year and a half ago.

So they ramped up. It’s taken two years for everyone to start reporting these bigger rates and still have some to go. But leading-edge rates jumped up and then have been stable. At historical high rates. We’ve never been at these high rates in years past.

Do they have room for improvement? Yes. I think that they do. I think the good thing is, you have a Gulf of Mexico.

I mean consider the deep-water markets. Gulf of Mexico is very, very strong. I think the next year or two is going to be very good in the Gulf, deep-water-wise. And you have players that are willing to push the day rates.

When you think about who are the major players in deep-water — Gulf of Mexico, the Chouest and the Hornbecks of the world. They’re very willing to push day rates.

And they’ve been waiting for a while. They’ve certainly been waiting since post-Macondo to make up for some of the shortages that they had back then.

So yes, I think there’s room for improvement.

Unidentified Audience Member:	Joe, we’ve been reading a lot in the press about Shell’s initiatives on putting LNG fuel on big PSVs. Are you all participating in that? Or do you have any plans to look into it?

I realize we’re only dealing with 10 boats, so far. But this is sort of —

Joe Bennett:	Yes, it’s something that we’re looking into. But as you could probably appreciate, geography has a lot to do with how you can operate an LNG-powered vessel.

The ones that you’ve seen so far in the Gulf of Mexico, which have access to that type of filling up the tanks and so forth — LNG is a clean-burning fuel. It has lots of positives to it.

I will say that an LNG-powered deep-water PSV because of the amount of equipment that goes onto that, related to it being LNG-powered, takes away from some of the carrying capacities of the equipment.

So thus far, it’s been very limited. I think everyone is looking into it. But to think that we’re going to operate an LNG-powered vessel in West Africa, for instance, is I think a long way away.

So I think in an Australia, it’s probably doable, considering the LNG infrastructure there, as in the US. And maybe in the North Sea and so forth.

But I think that’s going to be slow and steady. They’re expensive. The customers like them for all the obvious reasons, so I think it’s going to happen. But it’s going to be very, very slow.

Unidentified Audience Member:	And Joe, could you talk a little bit — obviously, demand is very strong. We can see that, and it will continue to be strong and improving. Could you talk a little bit about the supply side? That’s the other side of the equation, and it’s often either feast or famine on that side.

And then on the acquisition, any other acquisition opportunities that you see in the market? Whether it’s geographic or by boat-type that you think Tidewater should have in its fleet?

Joe Bennett:	Well, we continue to look at acquisition capabilities and possibilities for those opportunities. They’re there.

Again, we’re very opportunistic in that regard. And now having the balance sheet in the place that we really want it in terms of — I don’t want to over-emphasize that we’re too highly levered, because I don’t think we are. In fact, I think we’re at a very nice, optimal capital structure right now.

But I think doing acquisitions is something that we continually look at. I must say, this M&A that we just did — which frankly wasn’t terribly large — it was a 5- to 6-boat deal for $400 million or so. It’s the first one that we’ve done since 1997.

So Tidewater is very, very choosy. And it’s not for a lack of looking. We continue to assess that market.

Frankly, the acquisitions that we’ve made over the years have been more asset-driven, and not company-driven. And there’ve been more one-or-two-boats at a time, where we get the exact boats we want.

So we continue to assess that market. And I think there are some opportunities, but getting to the finish line is always the key.

I forgot the first part of your question. Oh — the supply side.

You know, you saw in the slide before, it’s about 430 OSVs under construction. The breakout of that, which I think is very positive again for the shallow-water — there’re only about 100 to 110 of those are shallow-water boats. So think about that in its entirety.

That macro picture is one where you have 750 older shallow-water — primarily shallow-water — boats that are exiting the business. You have 115 to 120 new jackups that are coming in. And that’s a very front-end-loaded delivery schedule. Right?

I mean you have 50-or-so that are going to be delivered in the next 6 to 9 months, and you only have about 110 to 115 shallow-water boats under construction.

So on the shallow-water side, the macro picture from the supply side looks very, very good. On the deep-water side, again, think of that boat-to-rig ratio. There are about 275 deep-water PSVs under construction today that are included in that number.

There is are another 50-or-so deep-water anchor-handlers that should round out that total number. And there are about 90 to 100 deep-water rigs under construction.

So you think about that and you say, “Well, that’s about a 3-to-1 ratio of deep-water PSVs to deep-water rigs,” without regard to the exact timing of delivery. And that’s a good ratio; it’s not bad.

You’re right. You’ve followed the industry long enough. We’ve had a trend at times of shooting ourselves in the foot and overbuilding. That hasn’t happened this time.

I think it largely hasn’t happened because frankly, everyone built up and spent so much during the prior uptick. And you look across the board at the competitive landscape and almost each and every one of them are way highly more levered than we are. And secondly, the availability of credit has been limited to our industry. So I think that has kept the backlog of boats well, well under control.

What happens from this point forward, I don’t know. I think any OSV operator would stand up here and be as optimistic as I am, in what we believe is coming.

We haven’t seen that backlog change much over the last year or two. So that’s been a real positive on the supply side of the equation.

Unidentified Audience Member:	Can you give us some comments on strategy from your new CEO versus Dean? Obviously, Dean was there for a period of time.

Any change in strategy, obviously, you made with this acquisition. Has that changed with the new CEO? Or is Tidewater as it has always been?

Joe Bennett:	I think people — it would be easy to look at it and say Jeff Platt, who is now our current CEO, first off, grew up under Dean. He’s been with Tidewater for 16 years and was the COO prior to getting promoted.

He’s been Dean’s right-hand man on the operating side. And he was a big part of our strategy as we progressed.

Jeff has been more open. First off, we got a deal closed — you know, that acquisition deal closed. We’d been working on that for the last year. So that’s been —

Dean initiated that one and just — other than being our chairman — wasn’t around for the finish line. So Jeff’s getting a lot of credit for that.

But his attitude is the same. We have the same board. They’re as conservative and disciplined as we are as a management team.

Jeff — and I’ll leave you with this — has been more open with discussions of “other” activities that we may get involved with over time. People have read that and said, “Well, what does that mean? Are you getting into something different?”

And all Jeff has said — and again — this all began under Dean. But the timeline of us being in the home stretch of building our core assets allows us to think about some other things.

So you think about the evolution of the oil-and-gas field, and a big part of that now is sub-sea. And Tidewater for the most part hasn’t participated much at all. We have one multi-purpose vessel that we acquired a couple years ago. It’s doing quite well. But we largely have not been in the sub-sea business.

And shame on us if we’re not looking into where our place may be, and maybe not but may be, in the sub-sea world.

So those are things that we’re at least thinking about now. And Jeff’s been more open and at least throwing it out there without any specifics. And we’re feeling our way through.

On the boat side of the business, a few OSV operators have gotten into it. Whether it be by big, expensive multi-purpose equipment that I would say largely has not been a great success. Also, some have gotten into it in very limited little pieces that largely haven’t been successful, either. Whether that’s little pieces of the ROV business or whatever, those are things that we’re looking at and trying to figure out is there a niche for us. What is it? Can we be profitable at it?

You know how kind of slow-and-disciplined we go about things, and we will continue to do that.

So under Jeff, it’s not different. He just picks up Tidewater at a different time-frame than did Dean.

Operator:	I wanted to thank Joe Bennett very much for being here this afternoon with Tidewater. Thank you very much.

Joe Bennett:	Great. Thank you, Angie.